Exhibit 4.6

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement, dated as of March 1, 2004 (this “Agreement”), by and among AboveNet, Inc. (formerly Metromedia Fiber Network, Inc.), a Delaware corporation and its successors and assigns (the “Company”) and the security holders of the Company listed on Schedule I hereto (each a “Holder,” collectively, the “Holders”).

WITNESSETH

WHEREAS, the Company filed the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al. on July 2, 2003 (as amended and supplemented, the “Plan”);

WHEREAS, the Company filed an amended version of the Plan on July 16, 2003 (the “Amended Plan”); and

WHEREAS, the Amended Plan stipulates that this Agreement be entered into by the Company and the Holders.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

SECTION 1.       Definitions; Rules of Interpretation. (a) Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Amended Plan. When used in this Agreement:

“Affiliate” means, when used with respect to a Person, a limited or general partner of such Person or another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Blackout Period” shall have the meaning set forth Section 4.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in New York, New York are required by law to remain closed.

“Common Stock” means the common stock, $0.01 par value per share, of the Company and any security into which such Common Stock is converted or for which it is exchanged in connection with any merger, consolidation, reorganization or exchange offer.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Demand Registration” shall have the meaning set forth in Section 2(a).

“Demand Registration Statement” means a registration statement on Form S-3 and all amendments and supplements to such registration statement, in each case including the prospectus contained therein and all exhibits thereto and all material incorporated by reference therein.

“Demand Request” shall have the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act subsequently adopted by the SEC.

“Governmental Authority” means any government, court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, of competent jurisdiction.

“Holder” and “Holders” have the meanings set forth in the preamble to this Agreement.

“Included Securities” shall have the meaning set forth in Section 2(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) and any permitted assigns of such entity.

“Public Sale” means any sale of Registrable Securities to the public through a public offering registered under the Securities Act or to the public pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.

“Registrable Securities” means (i) any Common Stock and (ii) any Common Stock issuable upon the conversion, exercise or exchange of any option, warrant, right or other security, in each case held by any Holders or entitled to be held by any Holder as of the Effective Date of the Amended Plan and, to the extent that any such shares of Common Stock are held by the Holders as of the effective date of any Registration Statement, any Common Stock issued to a Holder as a result of a stock split or stock dividend of shares of Common Stock under clauses (i) or (ii) above; provided, that,

Registrable Securities shall not include shares of Common Stock or other securities that have been sold in a Public Sale or held by a Holder whose entire holdings of Registrable Securities are then eligible for resale without registration under Rule 144(k) or restrictions under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Registration Statement” means the Demand Registration Statement and/or the Piggyback Registration Statement, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means the Common Stock and any other securities of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)      Headings and Rules of Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder and (v) a reference in this Agreement to an Article, Section, Annex, Exhibit or Schedule is to the Article, Section, Annex, Exhibit or Schedule of this Agreement.

SECTION 2.       Demand Registration. (a) Exercise of Rights. At any time after the Company becomes eligible to file a registration statement on Form S-3 with the SEC and subject to Section 2(c) hereof, after receipt of a written request (the “Demand Request”) from a Holder requesting that the Company effect a registration (a “Demand Registration”) under the Securities Act covering all or part of such Holder’s Registrable Securities in connection with a proposed underwritten offering of Common Stock, the Company shall give written notice of such demand to all Holders within five (5) Business Days of receipt of the Demand Request. Thereupon the Company shall, as expeditiously as is possible but in any event no later than ninety (90) days of receipt of the Demand Request, prepare and file with the SEC a registration statement on Form S-3 concerning (i) all Registrable Securities held by such Holders which are requested to be registered in the Demand Request and (ii) any additional Registrable Securities requested to be registered by any Holders who elect to include Registrable Securities in such Demand Registration (together with the Registrable Securities described in clause (i), the

“Included Securities”). The Company shall use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective as promptly as possible after the filing thereof, and shall use commercially reasonable efforts to keep such Demand Registration Statement continuously effective under the Securities Act until such date when all Included Securities have been sold or may be sold without registration pursuant to Rule 144(k) under the Securities Act.

(b)      Limitations. (i) The Company shall be required to effect no more than three (3) Demand Registrations for the Holders. The Company shall not be required to prepare and file (x) more than one (1) Demand Registration Statement under this Agreement in any twelve-month period, (y) any Demand Registration Statement within 90 days following the date of effectiveness of any Registration Statement or (z) any Demand Registration Statement for Included Securities with a fair market value of less than $5 million. For the purposes of the preceding sentence, two or more registration statements filed in response to one demand shall be counted as one Demand Registration. Notwithstanding any contrary provision herein, a registration statement shall be counted as one Demand Registration regardless of the number of Holders of Included Securities who participate in the Demand Registration.

(ii) The Company shall prepare and file the Demand Registration Statement only on Form S-3.

(iii) The Demand Registration must be in connection with a proposed underwritten offering of Common Stock held by the Holder making the Demand Request.

(iv) The Demand Request shall specify the intended method of distribution.

(c)       Additional Requirements. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Included Securities registered in the Demand Registration are sold and (ii) 180 days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of the Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason not attributable to the Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Holders.

(d)      Inclusion of Other Securities. Neither the Company nor any of its security holders other than the Holders of Registrable Securities shall be entitled to include any securities in any underwritten Demand Registration unless (i) all of the Holders of the Registrable Securities included in the Demand Registration shall have agreed, in writing, to such inclusion and (ii) the Company and such other security holders, as the case may be, shall have agreed in writing to sell such securities on the same terms and conditions as shall apply to the Registrable Securities to be included in such Demand Registration. The Company shall not be required to register any shares of Common Stock obtained by the Holders other than the Registrable Securities.

(e)       Cutbacks. If the managing underwriters of any Demand Registration advise the Company in writing that in their good faith judgment the number of securities to be included in the Demand Registration exceeds the number that can be sold in the offering in light of marketing factors or because the sale of a greater number of securities would adversely affect the price of the Registrable Securities to be sold in such Demand Registration, then the total number of securities the underwriters advise can be included in such Demand Registration shall be allocated (i) first, to each holder of Included Securities in proportion to such Holder’s ownership of the total number of Included Securities; and (ii) second, among any securities of the Company the Company proposes to issue and sell for its own account or register for sale by any Person other than a Holder of Registrable Securities included in the Demand Registration in accordance with any contractual provisions binding on the Company and/or the holders of such securities or, if no contractual provisions apply, as the Company may determine.

(f)       Conflicting Priority Rights. The Company will not hereafter enter into any agreement which is inconsistent with or that grants rights that are superior to the rights of priority provided in (e) above.

SECTION 3.       Piggyback Registrations.  (a) Exercise of Rights. If at any time the Company proposes to file on its behalf and/or on behalf of any holder of its Securities a registration statement under the Securities Act (other than in connection with a Demand Registration, or the Registration of Securities issuable pursuant to an employee stock option, stock purchase or similar plan or a registration of securities on Form S-4 (or any successor form)), the Company shall give written notice of such proposed registration to the Holders at least thirty (30) days prior to the initial filing of a registration statement in connection therewith, which notice shall set forth the intended method or methods of disposition of the Securities proposed to be registered by the Company. The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such Holders may request. At the written request of any Holder delivered to the Company within fifteen (15) days after the receipt of the notice from the Company, which request shall state the number of Registrable Securities that such Holder wishes to register, the Company shall effect the registration under the

Securities Act (a “Piggyback Registration”) of the Registrable Securities requested to be included in the Piggyback Registration (the “Piggyback Securities”) as expeditiously as possible and use commercially reasonable efforts to have such registration become and remain effective as provided in Section 5 hereof. Each Holder of Piggyback Securities shall be permitted to withdraw all or any part of the Piggyback Securities of such Holder from any Piggyback Registration at any time prior to the effective date of such Piggyback Registration; provided, in the case of an underwritten offering, that such Holder is permitted to do so by the managing underwriters or pursuant to any agreement with such managing underwriters.

(b)      Additional Requirements. No Holder shall be entitled to include any securities in any underwritten Piggyback Registration unless such Holder shall have agreed in writing to sell such securities on the same terms and conditions as shall apply to the securities (other than Piggyback Securities) to be included in such Piggyback Registration. If a Piggyback Registration is to cover, in whole or in part, any underwritten distribution, then the Company shall use commercially reasonable efforts to cause all Piggyback Securities to be included in the underwriting on the same terms and conditions as the securities (other than Piggyback Securities) being sold through the underwriters.

(c)       Cutbacks. If the managing underwriters of any Piggyback Registration advise the Company in writing that in their good faith judgment the number of securities to be included in the Piggyback Registration exceeds the number that can be sold in the offering in light of marketing factors or because the sale of a greater number would adversely affect the price of the Registrable Securities to be sold in such Piggyback Registration, then the total number of securities the underwriters advise can be included in such Piggyback Registration shall be allocated (i) first, to the securities of the Company the Company proposes to issue and sell for its own account; (ii) second, the remaining number of securities (a) fifty percent (50%) among any securities of the Company the Company proposes to register for sale by any Person other than a Holder of Piggyback Securities in such Piggyback Registration in accordance with any contractual provisions binding on the Company and/or the holders of such securities or, if no contractual provisions apply, as the Company may determine; and (b) fifty percent (50%) among the Holders holding Piggyback Securities in proportion to such Holder’s ownership of the total number of Piggyback Securities.

(d)      Conflicting Priority Rights. The Company will not hereafter enter into any agreement which is inconsistent with the rights of priority provided in paragraph (c) above.

SECTION 4.       Blackout Periods. The Company shall have the right to (i) delay the filing or effectiveness of a Registration Statement required pursuant to Section

2 or 3 hereof or (ii) suspend the availability of a Registration Statement required pursuant to Section 2 or 3 hereof and the related prospectus during such period as shall be reasonably necessary (a “Blackout Period”) in the event of (i) the issuance by the SEC of a stop order with respect to a Registration Statement or the initiation of proceedings with respect to a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) the occurrence of any event or the existence of any fact as a result of which (A) any Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) the occurrence or existence of any pending material financing, acquisition, corporate reorganization, divestiture or other material transaction, including without limitation any such event that may (A) interfere with or affect the negotiation or completion of any material transaction that is being contemplated by the Company (whether or not a final decision has been made to undertake such transaction at the time the right to suspend is exercised) or (B) involve initial or continuing disclosure obligations that may not be in the best interest of the Company or its shareowners, that, in the reasonable discretion of the Company, makes it appropriate to delay the filing or effectiveness or suspend the availability of any Registration Statement and the related prospectus. The Company shall promptly give the Holders notice of such determination. The Company shall use its commercially reasonable efforts to cause the Blackout Period to end as promptly as possible after its commencement. Notwithstanding anything in this Section 4 to the contrary, in no event shall any Blackout Period extend for more than one hundred eighty (180) days, and in no event shall there be Blackout Period(s) covering more than one hundred eighty (180) days in any twelve (12) month period. If the occurrence of a Blackout Period causes the effectiveness of a Registration Statement to lapse and any Included Securities remain unsold, the Company shall use its commercially reasonable efforts to cause, as expeditiously as possible following the end of the Blackout Period, a Registration Statement covering the unsold Included Securities to become effective, and any such Registration Statement shall not constitute a Demand Registration for the purposes of Section 2(b). So long as the Company uses commercially reasonable efforts to cause any Blackout Period to end as promptly as possible, the previous sentence shall be the exclusive remedy for any breach of any provision of this Section 4.

SECTION 5.       Registration Procedures. If any Registrable Securities of any Holder are to be registered pursuant to Section 2 or Section 3 hereof, the Company covenants and agrees that it shall use commercially reasonable efforts to effect the registration and cooperate in the sale of the Registrable Securities to be registered and shall as promptly as practicable:

(a)       (i) prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and (ii) use commercially reasonable efforts to cause the Registration Statement to become and remain effective for a period of time required by Section 2.

(b)      prior to the filing described above in paragraph (a), furnish to each Holder participating in such offering such reasonable number of copies of the Registration Statement (including exhibits) and any amendments or supplements thereto and any prospectus forming a part thereof and such other documents, as such Holders may reasonably request, which documents may be reviewed by counsel representing the Holders, in order to facilitate the public offering of the Registrable Securities;

(c)       notify each such Holder, promptly after receiving notice thereof, of the date and time when the Registration Statement becomes effective or when any post-effective amendment or supplement or any prospectus forming a part of the Registration Statement has been filed with the SEC;

(d)      notify each Holder participating in such offering promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or for additional information;

(e)       (i) notify each Holder participating in such offering after the Company has received notice or otherwise obtains knowledge of the issuance of any order by the SEC suspending the effectiveness of the Registration Statement or any amendment thereto or of the initiation or threatening of any proceeding for that purpose and (ii) promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

(f)       prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus forming a part thereof as may be necessary to keep the Registration Statement effective for a period of time required by Section 2 and in order to keep such Registration Statement accurate and complete during such period;

(g)      as promptly as reasonably possible, provide the Holders with copies of all written communications between the Company and the SEC relating to a Registration Statement;

(h)      furnish to each Holder participating in such offering one (1) copy of the Registration Statement, each amendment and supplement thereto, such number of copies of the prospectus included in the Registration Statement (including any preliminary prospectus) and such other documents such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(i)        use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as each Holder of Registrable Securities shall reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder to consummate the disposition in such jurisdictions of the Registrable Securities; provided, that, the Company shall not be required to qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph;

(j)        use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system, if any, on which similar securities are listed or traded;

(k)       provide a transfer agent and registrar, which may be a single entity, for all the Registrable Securities not later than the effective date of the Registration Statement;

(1)       enter into customary agreements (including an underwriting agreement in customary form) and take all other actions, if any, as the Holders participating in such offering or the underwriters shall reasonably request in order to expedite or facilitate the disposition of the Registrable Securities pursuant to this Agreement; provided, however, that the Company shall not be required to take any actions to facilitate an underwritten offering by the Holders unless such offering relates to Included Securities or Piggyback Securities with a fair market value of at least $5 million;

(m)      notify each Holder of any Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, promptly upon the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and file with the SEC (subject to the Company’s rights in Section 4), and promptly notify each Holder of the filing of, such amendments or supplements to any registration statement as may be necessary to correct any such statements or omissions.

SECTION 6.       Cooperation by the Holders. (a) Cooperation. Each Holder agrees not to effect any Public Sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act and to enter into a lock-up agreement with reasonable and customary exceptions covering a period of time not to exceed nine (9) months as reasonably determined by the managing underwriter beginning on the effective date of any Demand Registration Statement or Piggyback Registration Statement in any underwritten offering of the Company. In the case of an underwritten offering and only to the extent requested by the managing underwriter for such underwritten offering, each Holder who holds Registrable Securities included in such underwritten offering agrees to enter into an underwriting agreement with the managing underwriter with reasonable and customary exceptions.

(b)      Suspension by Company. Holders of Registrable Securities included in any registration statement will not (until further notice) effect sales of Registrable Securities included in any registration statement after receipt of written notice from the Company to suspend sales during a Blackout Period. If the Company notifies the Holders to suspend the use of a prospectus pursuant to Section 4, the Holders shall suspend the use of such prospectus.

SECTION 7.       Additional Covenants of the Company. (a) Other Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of two-thirds (2/3) in interest of the Holders, grant to any holder or prospective holder of any securities of the Company the right to demand the Company to register any securities of the Company which is inconsistent with the rights set forth in this Agreement.

(b)      Restrictions on Public Sale by the Company. The Company agrees, unless it obtains the written consent of the managing underwriter(s) of any underwritten offering of Registrable Securities pursuant to this Agreement, not to effect any Public Sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such equity securities, during the period commencing thirty (30) days prior to, and ending on 180 days following, the effective date of any underwritten Demand Registration or Piggyback Registration, except in connection with any such underwritten registration, or pursuant to any registration statements on Form S-8, Form S-4 or any successor form.

(c)       S-3 Eligibility. The Company agrees to use commercially reasonable efforts to (i) become eligible to file a registration statement on Form S-3 and (ii) maintain such eligibility until the Registrable Securities have been registered or sold.

(d)      Most Favored Nation Rights. In the event the Company grants “shelf” registration rights with respect to shares of Common Stock to a Person or Persons other than the Holders, the Company shall grant the Holders equivalent “shelf” registration rights to the Holders for an equal number of shares of Common Stock.

SECTION 8.       Indemnification.        (a) Indemnification by the Company. To the fullest extent permitted by law, in the event of any registration of any Registrable Securities pursuant to the provisions of this Agreement, the Company shall indemnify, defend and hold harmless each selling Holder, each other Person who participates as an underwriter in the offering or sale of such Registrable Securities, each other Person, if any, who controls such Holder or any such underwriter within meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and their respective directors, officers, agents, partners, managers, members, employees, stockholders and representatives (collectively, “Indemnitees”) from and against any losses, claims, damages or liabilities, joint or several, to which such Indemnitee may become subject under the Securities Act, any other statute, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company shall reimburse each such Indemnitee for any legal or any other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Company shall not be liable in any such case to any Indemnitee to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information about such Indemnitee furnished to the Company in a writing duly provided by or on behalf of such Indemnitee specifically stating that it is for use in the preparation thereof; and provided further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereon) or expense arises out of such Person’s failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting a claim based upon an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or, omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the transfer of the Registrable Securities of each Indemnitee.

(b)      Indemnification by Holders. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to this Agreement, that the Company shall have received an undertaking reasonably satisfactory to it from each Holder offering Registrable Securities under such registration statement, severally and not jointly, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8(a)) the Company, each director of the Company, each officer of the Company signing such registration statement and each other Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act with respect to (i) any untrue statement or alleged untrue statement in or (ii) omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information about such Holder as a stockholder of the Company furnished to the Company in a writing by or on behalf of such Holder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer by the seller of the securities of the Company being registered. Notwithstanding the foregoing, each Holder’s liability under this Section 8(b) with respect to any particular registration shall be limited to an amount equal to the net proceeds received by such Holder from the Registrable Securities sold by such Holder in such registration.

(c)       Contribution. If the indemnification provided for in Section 8(a) or Section 8(b) above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified parties on the other in connection with the statements or omissions or violations which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If the allocation provided in this Section 8(c) is not permitted by applicable law, the parties shall contribute based upon the relevant benefits received by the Company and the Holders from the sale of Securities.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 8(c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of any Holder obliged to make contribution pursuant to this Section 8(c) shall be several and not joint, and no such Holder shall be obliged to make contribution in excess of an amount equal to the net proceeds received by such Holder from the Registrable Securities sold by such Holder in such registration.

(d)      Indemnification Procedures. Any person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless such failure is materially prejudicial to the Indemnifying Party. If notice of commencement of any such action is given to the Indemnifying Party as provided above, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such action at its own expense, with outside counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.

(e)       Payments. The indemnification required by this Section 8 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

SECTION 9.       Expenses. The Company shall pay all customary and reasonable expenses of the Holders in connection with any Demand Registration or Piggyback Registration, including without limitation all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all reasonable fees and disbursements of one counsel for the Holders and any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting discounts and commissions, if any, relating to the Registrable Securities being sold by the Holders, which shall be paid by the Holders in proportion to the amount of each Holder’s Included Securities or Piggyback Securities included in a Registration Statement.

SECTION 10.     Selection of Managing Underwriter. The managing underwriter or underwriters for any offering of Registrable Securities to be registered pursuant to Section 2 or 3 hereof shall be selected a majority of the Holders of the Registrable Securities included in such registration statement, which underwriter(s) shall be reasonably acceptable to the Company.

SECTION 11.     Miscellaneous. (a) Specific Performance. The parties acknowledge that the Holders’ damages at law would be an inadequate remedy for the breach or non-performance of any provision of this Agreement by the Company, and agree in the event of such breach that the aggrieved party may obtain temporary and permanent injunctive relief restraining the Company from such breach or compelling specific performance of such provision, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit without proof of actual harm. Nothing contained in this Agreement shall be construed as prohibiting any party from pursuing other remedies available at law or equity for such breach or non-performance.

(b)      Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by facsimile as follows:

if to a Holder, to the address of such Holder set forth on Schedule I hereto if to the Company:

AboveNet, Inc.
360 Hamilton Avenue

White Plains, New York 10601
Attention: General Counsel
Telephone: (914) 421-6700
Facsimile: (914) 421-6793

with a copy to:

Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Attention: Ralph J. Sutcliffe, Esq.
Telephone: (212) 479-6000
Facsimile: (212) 479-6275

All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile in each case delivered or sent (properly addressed) to such party as provided in this Section 11(b) or in accordance with the latest unrevised direction from such party given in accordance with this Section 11(b).

(c)       Assignment. This Agreement and the rights, interests and obligations hereunder shall not be assignable or transferable by the Company without the prior written consent of the majority in interest of the Holders. Any Holder may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates or any of its limited or general partners or to any transferee of Registrable Securities who agrees to become bound by the provisions of this Agreement, other than a transferee who shall acquire such Registrable Securities in a Public Sale. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(d)      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

(e)       Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless the Company has obtained the written consent of a majority in interest of the Holders.

(f)       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement.

(g)      Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(h)      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

(i)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles of such state.

IN WITNESS WHEREOF, the parties have duly executed this Registration Rights Agreement as of the day and year first above written.

ABOVENET, INC.

By:	/s/ Robert Sokota
	Name:	Robert Sokota
	Title:	SVP/General Counsel

FIBER, LLC

By:	/s/ Brian Marcinek
	Name:	Brian Marcinek
	Title:	Vice President Eagle River, Inc. Its Manager

FRANKLIN MUTUAL ADVISERS, LLC

By:	/s/ Bradley Takahashi
	Name:	Bradley Takahashi
	Title:	Vice President

TRUST ESTABLISHED PURSUANT TO THAT CERTAIN TRUST AGREEMENT, DATED MAY 30, 1984, AS AMENDED AND RESTATED AND SUPPLEMENTED, BETWEEN JOHN W. KLUGE, AS GRANTOR, AND STUART SUBOTN1CK, JOHN W. KLUGE AND CHASE MANHATTAN BANK AS TRUSTEES

By:	/s/ Stuart Subotnick
	Name:	Stuart Subotnick
	Title:	Trustee

Schedule I

List of Holders

HOLDER	ADDRESS

FIBER, LLC	2300 Carillon Point
Kirkland, WA 98033
Attn: Brian Marcinek
Telephone: (425) 828-8403
Facsimile: (425) 838-8061
Email: bmarcinek@eriv.com

with a copy to:

DAVIS WRIGHT TREMAINE LLP
2600 Century Square
1501 Fourth Avenue
Seattle, WA 98101-1688
Attn: Benjamin G. Wolff, Esq.
Telephone: (206) 903-3939
Facsimile: (206) 628-7699
Email: benwolff@dwt.com

THE KLUGE TRUST	810 Seventh Avenue, 29th Floor
New York, New York 10019

with a copy to:

David A. Persing
Senior Vice President and General
Counsel
Metromedia Company
One Meadowlands Plaza, 6th Floor
East Rutherford, NJ 07073

FRANKLIN MUTUAL ADVISERS, LLC	51 John F. Kennedy Parkway
Short Hills, NJ 07078
Attn: Bradley Takahashi
Telephone: (973) 912-2152
Facsimile: (973) 912-0646